Exhibit 31.1

Chief Executive Officer Certification

Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

I, Keith E. Wandell, certify that:

1.	I have reviewed this Amendment No. 1 to annual report on Form 10-K/A of Harley-Davidson, Inc.;

2.	Based on my knowledge, this Amendment No. 1 to the report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment No. 1 to the report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date: May 5, 2010	/S/ Keith E. Wandell
Keith E. Wandell, President and Chief Executive Officer